AWARD TERMS OF
PERFORMANCE SHARE UNITS GRANTED UNDER
THE CHEMOURS COMPANY 2026 EQUITY AND INCENTIVE PLAN

Introduction

You have been granted performance-based Restricted Stock Units (“Performance Share Units”) under The Chemours Company 2026 Equity and Incentive Plan (“2026 Plan”), subject to the following Award Terms. This grant is also subject to the terms of the 2026 Plan, which are hereby incorporated by reference. However, to the extent that an Award Term conflicts with the 2026 Plan, the 2026 Plan shall govern. Unless otherwise defined herein, the terms defined in the 2026 Plan shall have the same defined meanings in these Award Terms, including any appendices to these Award Terms (hereinafter, collectively referred to as the “Agreement”). A copy of the 2026 Plan, and other 2026 Plan-related materials, such as the 2026 Plan prospectus, are available at: www.benefits.ml.com.

Grant Award Acceptance

You must expressly accept the terms and conditions of your Award as set forth in this Agreement. To accept, log on to Merrill Lynch Benefits Online at www.benefits.ml.com, select Equity Plan > Grant Information > Pending Acceptance.

IF YOU DO NOT ACCEPT YOUR PERFORMANCE SHARE UNITS IN THE MANNER INSTRUCTED BY THE COMPANY, YOUR PERFORMANCE SHARE UNITS WILL BE SUBJECT TO CANCELLATION.
Date of Grant	[March 1, 2026] (“Date of Grant”)
Type of Awards	Performance Share Units
Dividend Equivalents

Dividends payable on the total number of shares represented by your Performance Share Units (including whole and fractional Performance Share Units) will be allocated to your account in the form of Performance Share Units (whole and fractional) based upon the closing Stock price on the date of the dividend payment. Dividend equivalent units will be determined after the end of the Performance Period and credited to your account at that time based on the performance-adjusted number of Performance Share Units earned. Dividend equivalent units will be calculated by taking the final performance-adjusted Performance Share Units and calculating the dividend equivalent units for the first dividend payment date for the Performance Period. The resulting number of dividend equivalent units from the first dividend payment date will be added to the final performance-adjusted number of Performance Share Units before calculating the dividend equivalent units for the second dividend payment date during the Performance Period. This process will be repeated for each subsequent dividend payment date during the Performance Period.

Restricted Period

You may not sell, gift, or otherwise transfer or dispose of any of the Performance Share Units during the “Restricted Period.” The Restricted Period commences on the Date of Grant and lapses as set forth in the Vesting Schedule.

Vesting Schedule

The Performance Share Units shall only vest if the performance goals set forth on Exhibit A hereto (the “Performance Goals”) are satisfied as of the end of the performance period running from [January 1, 2026 – December 31, 2028], (the “Performance Period”). With respect to any Performance Share Units that are determined to be earned as of the Determination Date (as defined on Exhibit A), the Restricted Period shall lapse with respect to such Performance Share Units on the Determination Date. To the extent the Performance Goals are not satisfied, the unearned Performance Share Units will be forfeited as of the Determination Date.

Termination of Employment Under 60/10 Rule

If you terminate employment (other than a termination by the Company for Cause or due to your death or Disability) after you attain of age 60 with at least 10 years of service to the Company or an Affiliate, and such termination occurs after the end of the Performance Period but prior to the Determination Date and the Performance Goals are satisfied, the Restricted Period will lapse as indicated on Exhibit A on the Determination Date; if such termination occurs prior to the end of the Performance Period and the Performance Goals are satisfied, the Restricted Period will lapse as to a pro rata portion of the Performance Share Units on the Determination Date. The prorated amount will be determined by multiplying the number of Performance Share Units determined as indicated on Exhibit A by a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the termination date, and the denominator of which is the total number of days in the Performance Period.

If your employment terminates due to your death or Disability after the end of the Performance Period but prior to the Determination Date and the Performance Goals are satisfied,

the Restricted Period will lapse as indicated on Exhibit A on the Determination Date.

If your employment terminates due to your death or Disability prior to the end of the Performance Period and the Performance Goals are satisfied, the Restricted Period will lapse as to a pro rata portion of the Performance Share Units on the Determination Date. The prorated amount will be determined by multiplying the number of Performance Share Units determined as indicated on Exhibit A by a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the termination date, and the denominator of which is the total number of days in the Performance Period.

Due to Any Other Reason (Including Divestiture to Entity Less Than 50% Owned by Chemours) Other Than by the Company For Cause

If your employment with the Company and its Affiliates terminates for any reason other than those set forth above and other than by the Company for Cause after the end of the Performance Period but prior to the Determination Date and the Performance Goals are satisfied, the Restricted Period will lapse as indicated on Exhibit A on the Determination Date. If your employment with the Company and its Affiliates terminates for any reason other than those set forth above prior to the end of the Performance Period, then all Performance Share Units will automatically be forfeited in full as of the date of your termination of employment

For Cause

If your employment is terminated by the Company for Cause at any time during the Restricted Period, then all Performance Share Units will automatically be forfeited in full as of the date of your termination of employment.

Payment

Performance Share Units, if earned, shall be paid to you when the Restricted Period lapses in accordance with the schedule set forth under “Restricted Period” but in no event later than March 15th of the year in following the year in which the Performance Period ends. Performance Share Units are payable in one share of Stock for each whole unit and a cash payment for any fraction of a unit. The value of each fractional unit will be based on the closing price of the Stock as reported on the Composite Tape of the New York Stock Exchange as of the effective date of payment.

Code Section 409A

To the extent that an amount that is considered “nonqualified deferred compensation” subject to Code Section 409A (“deferred compensation”) is payable on account of your termination of employment, no amounts shall be paid hereunder on account thereof unless such termination of employment constitutes a “separation from service,” within the meaning of Code Section 409A. If you are a “specified employee,” within the meaning of Code Section 409A, no amount that is deferred compensation shall be paid or delivered, on account of your separation from service, earlier than the date that is six months after such separation from service. Amounts otherwise payable during that six month period shall be paid on the date that is six months and one day after your separation from service.

The Performance Share Units are intended to be exempt from or compliant with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject you to the payment of additional taxes and interest under Code Section 409A or other adverse tax consequences. In furtherance of this intent, the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. The Compensation and Leadership Development Committee (the “Committee”) may modify the terms of this Agreement, the 2026 Plan or both, without your consent, in the manner that the Committee may determine to be necessary or advisable in order to comply with Code Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Code Section 409A if compliance is not practical. This section does not create an obligation on the part of the Company to modify the terms of this Agreement or the 2026 Plan and does not guarantee that the Performance Share Units or the delivery of shares of Stock upon vesting/settlement of the Performance Share Units will not be subject to taxes, interest and/or penalties or any other adverse tax consequences under Code Section 409A. In no event whatsoever shall the Company be liable to any party for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

Restricted Conduct

If you engage in any of the restricted conduct described in subparagraphs (i) through (iv) below for any reason, in addition to all other remedies in law and/or equity available to the Company, you shall forfeit all Performance Share Units (whether or not vested) and shall immediately pay to the

Company, with respect to shares of Stock issued with respect to previously vested Performance Share Units, a cash amount equal to the Fair Market Value of the Stock on the date it was issued plus the cash payment for any fraction of a unit received, without regard to any Tax-Related Items (as defined below) that may have been deducted from such amount. For purposes of subparagraphs (i) through (v) below, “Company” shall mean The Chemours Company and/or any of its Subsidiaries or Affiliates that have employed you or retained your services.

(i) Non-Disclosure of Confidential Information. During the course of your employment with the Company and thereafter, you shall not use or disclose, except on behalf of the Company and pursuant to the Company’s directions, any Company “Confidential Information” (i.e., information concerning the Company and / or its business that is not generally known outside the Company, which includes, but is not limited to, (a) trade secrets; (b) intellectual property, including but not limited to inventions, invention disclosures and patent applications; (c) information regarding the Company’s present and/or future products, developments, processes and systems, budgets, proposals, marketing plans, financial data and projections, suppliers, vendors, inventions, formulas, data bases, know how, ideas, developments, experiments, improvements, computer programs, software, technology, blue prints, specifications and compilations of information; (d) information about employees and employee relations, including but not limited to training manuals and procedures, recruitment method and procedures, recruitment and distribution techniques, business plans and projections, employment contracts and employee handbooks; (e) information on customers or potential customers, including but not limited to customers’ names, sales records, prices, particularities, preferences and manner of doing business, and other terms of sales and Company cost information; and (f) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.); and/or

(ii) Solicitation of Employees. During your employment and for a period of one year following the termination of your employment for any reason, you shall not recruit, solicit or induce, or cause, allow, permit or aid others to recruit, solicit or induce, any employee, agent or consultant of the Company to terminate his/her employment or association with the Company; and/or

(iii) Solicitation of Customers. During your employment and for a period of one year following the termination of your employment for any reason, you shall not directly or indirectly, on behalf of yourself or any other person, company or entity, call on, contact, service or solicit competing business from customers or prospective customers of the Company if, within the two years prior to the termination of your employment, you had or made contact with the customer, or received or had access to Confidential Information about the customer; and/or

(iv) Non-Competition. During your employment and for a period of one year following the termination of your employment for any reason, you shall not, directly or indirectly, in any capacity, (a) compete or engage in a business similar to that of the Company, (b) compete or engage in a business similar to that which the Company has plans to engage, or has engaged in during the two years prior to your termination, if, within this two-year period, you received or had access to Confidential Information regarding the proposed plans or the business in which the Company engaged; or (c) take any action to invest in (other than a non-controlling ownership of securities issued by publicly held corporations), own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to the Company.

(v) Geographic Scope. You acknowledge that due to the broad scope of the Company’s customer base, the following geographic scope for subsections (iii) - (iv) of this Restricted Conduct section is necessary. Your non-competition and non-solicitation obligations under this Agreement shall include: (a) any territory in which you performed your duties for the Company; (b) any territory in which Company has customers about which you received or had access to Confidential Information during your employment; (c) any territory in which you solicited customers; or (d) any territory in which Company plans to expand its market share about which you received or had access to Confidential Information during your employment with Company.

Recoupment Policy

This Award shall be subject to each of The Chemours Company Incentive Compensation Policy and The Chemours Company Incentive-Based Compensation Clawback Policy for Executive Officers (as each policy may be amended from time to time), as applicable, and any other incentive-based compensation clawback or recoupment policy the Board or the Committee may adopt from time to time, the terms of each of which are incorporated herein by reference.

Repayment/Forfeiture

Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Stock is traded, as may be in effect from time to time.

Deferral	If you are an officer of the Company, you may defer the settlement of this Award in accordance with any procedures established by the Company for that purpose.
Withholding

You acknowledge that the Company and/or your employer (the “Employer”) (1) make no representations or undertakings regarding the treatment of any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the 2026 Plan and legally applicable to you (“Tax-Related Items”) in connection with any aspect of the Performance Share Units, including, but not limited to, the grant, vesting or settlement of the Performance Share Units, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Share Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all

Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of shares of Stock acquired upon settlement of the Performance Share Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (iii) withholding in shares of Stock to be issued upon settlement of the Performance Share Units, provided however that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee shall establish the method of withholding from alternatives (i) – (iii) herein.

If the obligation for Tax-Related Items is satisfied by withholding shares of Stock, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the vested Performance Share Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer, any amount of Tax- Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the 2026 Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Notwithstanding anything in this section to the contrary, to avoid a prohibited acceleration under Code Section 409A, if shares of Stock subject to the Performance Share Units will be withheld (or sold on your behalf) to satisfy any Tax Related Items arising prior to the date of settlement of the Performance Share Units for any portion of the Performance Share Units that is considered nonqualified deferred compensation subject to Code Section 409A, then the number of shares withheld (or sold on your behalf) shall not exceed the number of shares that equals the liability for Tax-Related Items.

Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver

You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

Imposition of Other Requirements

The Company reserves the right to impose other requirements on your participation in this Agreement, on the Performance Share Units and on any shares of Stock acquired under the 2026 Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Exhibit A

Performance Goals

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